UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

Money4Gold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Broward Blvd., Suite 1200 Ft. Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 915-1550

595 South Federal Highway, Suite 600, Boca Raton, FL 33432
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2010, Todd Oretsky (“Oretsky”) resigned as the Chief Operating Officer and director of Money4Gold Holdings, Inc. (the “Company”). Oretsky resigned on mutually agreeable terms with the Company to pursue other opportunities.

Through an affiliate (the “Consultant”), Oretsky will provide consulting services for a period of six months to assist the Company with its continued international expansion. Under a Severance, Consulting and Release Agreement (the “Agreement”), the Consultant will be paid $32,500 per month as compensation for its consulting services. Additionally, Oretsky and the Consultant have entered into a covenant not-to-compete for a 21 month period and will receive a total of $50,000 payable over three months.

In connection with the termination of his employment, Oretsky will receive severance of $46,667 payable over three months. Also, Oretsky’s options to purchase 555,556 shares of the Company’s common stock immediately vested and will remain exercisable through February 1, 2011. The total payments to be made to Oretsky and the Consultant pursuant to the Agreement will be made over approximately nine months.

Oretsky remains subject to the restrictions under a Stockholders Agreement which was previously reported on a Form 8-K on May 13, 2009. The Stockholders Agreement limits his ability to sell his shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONEY4GOLD HOLDINGS, INC.

Date: February 3, 2010

By:	/s/ DOUGLAS FEIRSTEIN
Name:	Douglas Feirstein
Title:	Chief Executive Officer